UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 12, 2017

Gladstone Land Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35795	54-1892552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1521 Westbranch Drive, Suite 100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

(703) 287-5800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 12, 2017, Gladstone Land Corporation, through a wholly-owned subsidiary of its operating partnership (collectively, the “Company”), acquired approximately 3,750 acres of real property located in Florida (the “Property”) from Pero Greenridge Farms, LLC, and PFF Land Holdings, LLC, (collectively, the “Sellers”) for total consideration of $54.0 million.  The Sellers, who also lease certain other real property owned by the Company, are not related parties to the Company or its affiliates and do not have a material relationship with the Company or its affiliates, other than in respect to this acquisition.  In addition, at closing, the Company entered into an agreement with an affiliate of the Sellers to lease the Property (the “Lease”).  The Lease is a 7-year lease that provides for annual rent escalations and includes three, 5-year extension options.

The Company funded the majority of the acquisition of the Property by issuing four separate bonds (the “Bonds”) under its $125 million facility (the “Farmer Mac Facility”) with Federal Agricultural Mortgage Corporation (“Farmer Mac”).  In connection with the issuance of the Bonds, Company received total proceeds of $32.4 million.  The Bonds, which are interest-only, have terms ranging from 3 to 7 years and will bear interest at a weighted-average fixed interest rate of 3.42% per annum throughout their terms.  Bonds issued under the Farmer Mac Facility are secured by mortgage loans on agricultural real estate owned by the Company and have an effective loan-to-value ratio of 60% of the underlying agricultural real estate.  The Company funded the remainder of the purchase price with cash it had on hand and by drawing on one of its existing $25.0 million lines of credit with Metropolitan Life Insurance Company (the “Line of Credit”).  The Line of Credit is scheduled to mature on April 5, 2024, and advances bear interest at a variable rate equal to the three-month LIBOR plus a spread of 2.25%, with a minimum annualized rate of 2.50%, plus an unused fee of 0.20% on undrawn amounts.  The Line of Credit is collateralized by certain other real property owned by the Company.

The Company previously announced its entry into the agreement to acquire the Property under Item 1.01 on Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 23, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Bonds and Line of Credit set forth in Item 2.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 12, 2017, the Company issued a press release announcing the acquisition of the Property.  A copy of the press release is attached hereto as Exhibit 99.1.  The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for any purposes, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired.

The Company will file the required financial statements, if any, under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this Current Report on Form 8-K is required to be filed.

     (b) Pro Forma Financial Information.

The Company will file the required pro-forma financial information, if any, under the cover of Form 8-K/A as soon as practicable but no later than 71 calendar days after the latest date on which this Current Report on Form 8-K is required to be filed.

     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 12, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

Date: January 19, 2017	By:	/s/ Lewis Parrish
Lewis Parrish
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated January 12, 2017